SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2003

DOCUCON INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-10185	74-2418590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 AIRPORT PARK BOULEVARD

LATHAM, NEW YORK 12110

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (518) 786-7733

N/A

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On May 30, 2003, Docucon, Incorporated, a Delaware corporation (the “Registrant”) entered into a non-binding letter of intent (“LOI”) with I.L. Products, Inc., a Texas corporation, doing business as GrayStone Mortgage (“GrayStone”).

GrayStone is a San Antonio, Texas-based post-secondary education company that provides professional development training in real estate, business development, and financial management.  GrayStone’s website address is www.paperbiz.com.

The LOI proposes a corporate combination between the Registrant and GrayStone whereby Graystone will become a wholly-owned subsidiary of the Registrant (the “Transaction”).  The Transaction may be effectuated by merger, acquisition, or other method of combination, the specifics of which will be determined during the negotiations of the definitive Transaction agreement.

The LOI contains the following principal concepts:

1.  as consideration for the corporate combination, John Alexander, the sole shareholder of GrayStone, will receive 93.75% of the Registrant’s $0.01 par value common stock, in the form of preferred shares of the Registrant;

2.  the Registrant’s board of directors will be composed of no more than seven directors, which directors will be divided into three classes with staggered three-year terms;

3.  Robert Schwartz, President, Chief Executive Officer, and a director of the Registrant, will continue as a director of the Registrant after the Transaction, and will receive 0.5% of the total common stock retained by the Registrant’s shareholders after the Transaction as payment for service performed for the Registrant prior to the Transaction, as well as for services as a director of the Registrant after the Transaction; and

4.  all costs of the Transaction will be advanced by GrayStone and will be a debt of the Registrant due and payable on GrayStone’s demand.

Any forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995.  Investors are cautioned that actual results may differ substantially from such forward-looking statements, which involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, customer relations, government supervision and regulation, changes in industry practices, changes in third-party expense reimbursement procedures, and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCON, INCORPORATED

Date: June 25, 2003	By:	/s/ Robert W. Schwartz
Robert W. Schwartz, President and CEO